SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)
May 23, 2000


Smith Corona Corporation
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(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of
incorporation)
1-10281
(Commission File Number)
51-0286862
(I.R.S. Employer
Identification No.)


842 Bennie Road
Cortland, New York  13045
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(Address of principal executive offices)



Registrant's telephone number, including area code			(607) 753-6011



N/A
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Former Name or Former Address, if Changed Since Last Report


ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS

May 23, 2000 Smith Corona Corporation issued a press release announcing the sale of substantially all of its assets to Carolina Wholesale Office Machine Company, Inc. The press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.


ITEM 3.	BANKRUPTCY OR RECEIVERSHIP

	On May 23, 2000, Smith Corona Corporation issued a press release announcing the filing of a voluntary petition seeking protection under Chapter 11 of the
U.S. Bankruptcy Code.  The press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.


ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS


	(c)	Exhibits.

99.1	Press Release Dated May 23, 2000 Announcing the Asset Sale and the
Bankruptcy Filing.



SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 1, 2000


                                            SMITH CORONA CORPORATION





                                            By:	 /s/ MARTIN D. WILSON
                                         	Name:  Martin D. Wilson
                                        	Title:  President,
                                                	Chief Executive Officer, and
                                                 Chief Financial Officer


EXHIBIT INDEX

Exhibit

99.1	Press Release Dated May 23, 2000 Announcing the Asset Sale and the
Bankruptcy Filing.

Exhibit 99.1


						Contact:	For Smith Corona:
								Rivian Bell
								(607) 758-5853 (5/23-24 only)
								(310) 827-2327
								jdicomm@ix.netcom.com

								For Carolina Wholesale:
								Robert Pinion
								(800) 521-4600 or
								(704) 598-8101
								rpinion@cwholesale.com

FOR IMMEDIATE RELEASE

SMITH CORONA ANNOUNCES ASSET PURCHASE AGREEMENT
WITH CAROLINA WHOLESALE

Smith Corona Files Under Chapter 11, Arranges DIP Financing

	CORTLAND, N.Y. May 23, 2000 Smith Corona Corporation (OTC:SCCO.OB) announced today it has signed an asset purchase agreement with Carolina Wholesale Office Machine Company, Inc., a leading wholesale distributor of office equipment and supplies based in Charlotte, N.C. The agreement calls for Carolina to purchase the company's inventory, accounts receivable, intellectual property, equipment, dies and molds, and certain contracts and licenses.

	Under the agreement, Carolina would pay cash for these assets at specified percentages of each category's value as of the transaction closing date.
Smith Corona currently estimates the proceeds from the sale to be approximately $6 million, pending a closing date in mid to late July.
The asset purchase agreement is subject to Court approval and will be subject to an overbid process, as well.

	We are pleased that Smith Corona's business will continue under the auspices of a respected office machine distributor, stated Martin D. Wilson, newly appointed president and chief executive officer of Smith Corona.  We believe that the asset purchase agreement represents our best course of action to realize the value of Smith Corona's assets for the benefit of the company's creditors.

 Carolina Wholesale is excited over the opportunity to continue the Smith Corona name, products and service. Current plans are to organize Smith Corona as a separate operating entity with a strong focus on the core typewriter and supplies products, stated Larry Honeycutt, president of Carolina Wholesale.

	Smith Corona intends to facilitate the sale and to resolve long-term operating issues by seeking protection under Chapter 11 of the U.S. Bankruptcy Code. The company filed its voluntary petition this morning at the U.S. Bankruptcy Court in the District of Delaware in Wilmington.

	Smith Corona confirmed that it has reached an agreement with its lender, Congress Financial Corporation, to amend the existing credit agreement as debtor-in-possession (DIP) financing. Management believes the enhanced financing, which is subject to Court approval, combined with cash from operations will be adequate to support the company's needs through the proposed sale transaction.

	Earlier this year, Smith Corona issued a statement that it would consider all strategic options in light of a downturn in performance. In its second quarter financial report issued Feb. 14, the company announced the retention of Deloitte & Touche to consult with Smith Corona management.
Since that time, the company has explored a variety of business opportunities of which the asset purchase sale to Carolina Wholesale currently provides the greatest opportunity for satisfying creditor claims.

	Despite tremendous efforts over the past five years, it became clear that Smith Corona could no longer continue to operate as a stand-alone business, Mr. Wilson stated. The new product sales that would have alleviated our financial constraints did not materialize. Typewriter and supplies and accessories sales continue, but at reduced market share. The voluntary filing under Chapter 11 offers the best opportunity to complete an asset sale and maximize creditor recovery.

	Smith Corona will continue to receive and fill customer orders. The company fully expects a smooth transition of its business to Carolina Wholesale. Equipment manuals, utility disks, parts and service will continue to be provided by Enterprise Service Technologies, Inc. in Cortland, N.Y. Additional contact information is available on the company's web site at www.smithcorona.com or by calling (800) 448-1018.

	Smith Corona undertook a Chapter 11 reorganization that began on July 5, 1995 and ended successfully on Feb. 28, 1997, when the company emerged with a new capital structure. In the years that followed, Smith Corona continually streamlined its organization as it began the transition from a manufacturing to a sales and marketing organization. The company stopped manufacturing in November 1997 and subsequently obtained its products from third-party sources.

	The current Smith Corona product line includes seven models of electronic typewriters and supporting supplies and accessories. To augment the shrinking typewriter market, the company introduced a number of new office products ranging from wireless telephony products and fax machines to inkjet replacement cartridges and headsets.

	Smith Corona's common stock traded on Nasdaq under the symbol SCCO until April 27. Since that time, the stock has been available on the over-the-counter bulletin board, most recently at a price of $0.34 per share, with 3,220,180 shares outstanding among 450 holders. Smith Corona has annual revenues of approximately $30 million and 43 employees at sites in Cortland, N.Y., and San Diego, Calif., Amsterdam, The Netherlands, and San Juan, Puerto Rico.

	Certain matters discussed in this news release constitute forward looking statements which are estimates by the company's management of future performance and are subject to a variety of risks and uncertainties that could cause results to differ from management's current expectations.